Exhibit 10.10

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of May 11, 2010 (the “Effective Date”) by and between Capnia, Inc., a Delaware corporation (“Buyer”), and BioMedical Drug Development Inc., a Delaware corporation (“Seller”). Buyer and Seller are referred to herein collectively as the “Parties”.

RECITALS

Seller entered into that certain Asset Purchase Agreement with Stryker Corporation, a Michigan corporation (“Stryker”) and Everest Biomedical Instruments Company, a Delaware corporation (“Everest”, and together with Stryker, “Original Holders”) dated as of May 7, 2010 (the “Original Agreement”).

Pursuant to the Original Agreement, Seller acquired from the Original Holders certain intellectual property relating to non-invasive end tidal breath gas monitor medical technology known as the COCO2Puff (the “Technology”).

Buyer desires to engage in the business of developing, manufacturing, and selling a product utilizing the Technology. Seller wishes to sell, and Buyer wishes to purchase from Seller, all assets of Seller that were acquired under the Original Agreement or are otherwise used in connection with the Technology (as more particularly described in Section 1 hereof).

NOW, THEREFORE, in consideration of the foregoing and of the terms set forth below, the Parties agree as follows:

TERMS

1. Purchased Assets. Seller hereby sells, assigns, transfers, and sets over to Buyer all of its right, title and interest in, to and under the following patent applications:

•	PCT/US2003/19310, entitled “Breath End Tidal Gas Monitor,” filed on June 19, 2003; and

•	U.S. Patent Application No. 10/561561, entitled “Breath End Tidal Gas Monitor,” filed on December 19, 2005

(collectively, the “Patent Applications”), through the execution of the Assignment attached to this Agreement as Exhibit 1, and which is incorporated in its entirety into this Agreement. Seller also hereby sells, assigns, transfers and sets over to Buyer all of its right, title and interest in, to and under the assets, if any, listed in Exhibit 2 of this Agreement that are used, or held for use, in the design and development of the Technology (collectively, with the Patent Applications, the “Purchased Assets”).

2. Buyer Payment Obligations. Subject to the terms and conditions of this Agreement, if an event occurs that gives rise to a payment obligation under Section 2 of the Original Agreement in connection with the Cash Consideration or the Regulatory Milestone (each such term, as defined in the Original Agreement, and each such event, a “Payment Condition”, and the date of such event, a “Payment Condition Date”), Buyer shall pay Seller the requisite amount within thirty (30) business days of the Payment Condition Date, except that payment with respect to the Cash Consideration shall be made immediately after execution of this Agreement in accordance with Section 5 below. Buyer shall make such payments to Seller by check or wire of immediately available funds to a bank account designated by Seller. The payments to be made under Section 2 shall be independent of the royalty payments that may become payable under Section 5. Upon receipt of Buyer’s payment pursuant to this section (each, a “Buyer Payment”), Seller shall immediately remit such Buyer Payment to the Original Holders, without any deduction or setoff, and provide Buyer with a notice confirming that such Buyer Payment has been remitted to the Original Holders, all within fifteen (15) days of Seller’s receipt of the Buyer Payment. In the event that Seller does not remit a Buyer Payment to the Original Holders and confirm that such remittance has been made in accordance with this section, Buyer shall give Seller written notice of such failure (the “Buyer Payment Final Notice”). In the event that Seller does not remit a Buyer Payment to the Original Holders and confirm that such remittance has been made within fifteen (15) days of the date of the Buyer Payment Final Notice, (x) all of Buyer’s then future payment obligations to Seller under this Agreement shall immediately terminate and be no longer enforceable, (y) Buyer shall assume the obligations under Section 2 of the Original Agreement and make any then payments remaining due, directly to the Original Holders, and (z) Buyer shall have the right but not the obligation to acquire Seller in a transaction of Buyer’s choosing (including without limitation, a stock acquisition, reorganization, merger, consolidation or otherwise) at an aggregate consideration of $10, in which event Buyer shall transfer the Shares to George Tidmarsh immediately prior to the closing of such transaction provided George Tidmarsh, in his capacity as a director, officer and/or stockholder of Seller, has taken all action necessary or desirable to effect such transaction.

3. Seller Payment Obligations. Subject to the terms and conditions of this Agreement, if the First Sales Milestone or the Second Sales Milestone (each such term, as defined in the Original Agreement) becomes payable, including upon an applicable anniversary of the Effective Date of the Original Agreement (any such event, a “Seller Payment Condition”, and the date of such event, a “Seller Payment Condition Date”) Seller shall remit payment (each, a “Seller Payment”) to the Original Holders and provide Buyer with a notice confirming that such Seller Payment has been remitted to the Original Holders, all within forty five (45) days of the Seller Payment Condition Date; provided, however, that if an amount becomes payable upon an applicable anniversary of the Effective Date of the Original Agreement, such amount shall be paid on such anniversary date and Seller shall provide Buyer with a notice confirming that such Seller Payment has been remitted to the Original Holders, within fifteen (15) days of the applicable anniversary date. In the event that Seller does not remit a Seller Payment to the Original Holders and confirm that such remittance has been made in accordance with this section, Buyer shall give Seller written notice of such failure (the “Seller Payment Final Notice”). In the event that Seller does not remit a Seller Payment to the Original Holders and confirm that such remittance has been made within fifteen (15) days of the date of the Seller Payment Final Notice, all of Buyer’s then future payment obligations to Seller under this Agreement shall immediately terminate and be no longer enforceable.

4. Reversion Right. In the event Buyer fails to make the requisite payment in connection with (x) a Payment Condition as set forth in Section 2, or (y) as set forth in Sections 5 or 6, Seller will have sixty (60) days from the Payment Condition Date or other applicable event (the “Notification Period”) to request in writing that Buyer transfer back to Seller, all Buyer’s right, title and interest in, to and under the Purchased Assets. Upon receipt by Buyer of such written request, Buyer shall have sixty (60) business days to arrange payment of such amount that is due and payable in connection with the applicable Payment Condition (the “Cure Period”). In the event that Buyer receives such written notification within the Notification Period and does not pay Seller within the Cure Period the amount that has become due and payable, Buyer hereby agrees and covenants to transfer back to Seller the Purchased Assets, free of any liens or encumbrances created or imposed upon by Buyer during the period Buyer owned the Purchased Assets, pursuant to an assignment agreement in a form consistent with Exhibit 1. If Seller fails to provide written notification within the Notification Period as required herein, Seller’s rights under this Section 3 will expire, and no transfer of ownership of the Purchased Assets by Buyer to Seller will occur hereunder.

5. Payments. In addition to Buyer’s obligations to make the payments set forth in Section 2 above, Buyer shall pay to Seller an aggregate amount of $150,000 to be paid upon execution and delivery of this Agreement by Seller to Buyer on the Effective Date; provided, however, that the Cash Consideration described in Section 2 shall be deemed paid upon receipt of the Buyer’s payment under this section.

6. Royalty Payments. Buyer further agrees to make the following royalty payments to Seller:

(a)	a one time cash payment of $100,000 upon aggregate Net Product Sales first exceeding $5,000,000; and

(b)	a one time cash payment of $100,000 upon aggregate Net Product Sales first exceeding $10,000,000; and

(c)	2% of Net Product Sales until such time that Annual Net Product Sales first exceeds $10,000,000; and

(d)	3% of Net Product Sales from such time that Annual Net Product Sales first exceeds $10,000,000 until such time that Annual Net Product Sales first exceeds $25,000,000; and

(e)	4% of Net Product Sales from such time that Annual Net Product Sales first exceeds $25,000,000 until such time that Annual Net Product Sales first exceeds $50,000,000; and

(f)	5% of Net Product Sales from such time that Annual Net Product Sales first exceeds $50,000,000.

For the purposes of this Agreement, “Net Product Sales” shall have the meaning given in the Original Agreement; provided however, that Net Product Sales shall include only (x) sales of products which are covered by claims contained in the Patent Applications or by any claim in patents that issue from or claim priority to the Patent Applications (and for the purposes of the royalty payments under sections (c) through (I) above, sales in the United States only), and any improvements or modifications to the Technology or (y) sales of products embodying technology directly related to the Purchased Assets, as specifically identified by Seller and disclosed to Buyer prior to the Effective Date, and any improvements or modifications to the Technology. “Annual Net Product Sales” shall mean the Net Product Sales for a particular calendar year, as measured following the end of such calendar year. Payments due under (a) and (b) above shall be made within thirty days of the event giving rise to such payment, respectively, and payments due under (c) through (f) above shall be made within 45 days of the end of the applicable calendar year.

7. Equity Grant. As soon as practicable after the Effective Date, Buyer shall issue Seller 319,810 shares of restricted Common Stock of Buyer (the “Shares”) representing 1.5% of the fully-diluted capitalization of Buyer as of the Effective Date, assuming exercise and/or conversion of all outstanding equity securities convertible into or exchangeable for Common Stock of Buyer, all shares reserved for issuance under any stock option or similar plan and any other obligations or commitments to issue shares of capital stock of the Company as of the Effective Date. The Shares shall be subject to a right of repurchase in favor of Buyer (the “Repurchase Option”) subject to the following vesting requirements: 50% of the total number of Shares shall be released from the Repurchase Option upon the Effective Date, and the remaining 50% of the total number of Shares shall be released from the Repurchase Option upon the 510k Approval, subject to Seller continuing to provide without charge consulting services to Buyer through George Tidmarsh or such other individual(s) as mutually agreed, through such time.

8. Seller Representations and Warranties. Seller represents and warrants to Buyer that (a) Seller is the sole and exclusive owner of all rights, if any, title, and interest in and to the Purchased Assets, (b) Seller, and its undersigned representative, have full power and authority to enter into this Agreement, (c) U.S. Patent Application No. 10/561561 is currently pending before the United States Patent and Trademark Office, (d) Seller will pay the Original Holders the “Cash Consideration” due to the Original Holders under the Original Agreement as set forth in Section 2 above; and (e) from the date of the Original Agreement to the Effective Date, Seller has not taken any action or omitted to take any action that could reasonably be expected to have an adverse effect on the Purchased Assets, the Technology, or Seller’s ability to consummate the transactions contemplated by this Agreement. Subject to the foregoing, nothing in this Agreement shall be construed as (i) a warranty or representation by Seller as to the status, patentability, registrability, validity, enforceability, or scope or rights included in the Patent Applications or any other intellectual property right, if any, within the Purchased Assets; or (b) a warranty or representation that anything made, used, sold or otherwise disposed of under this Agreement will or will not infringe intellectual property rights of third parties. SUBJECT TO THE FOREGOING, SELLER MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY BUYER OR ITS CUSTOMERS OR OTHER TRANSFEREES OF THE TECHNOLOGY OR PURCHASED ASSETS TRANSFERRED UNDER THIS AGREEMENT.

9. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and that Buyer, and its undersigned representative, have full corporate power and authority to enter into this Agreement and to carry out, and perform in accordance with the terms of this Agreement. Buyer acknowledges that the Technology and the Purchased Assets are not cleared for commercial sale by the FDA or any other regulatory body and that Buyer will assume all responsibility for any and all FDA (and other applicable regulatory) compliance and maintenance activities.

10. Closing Conditions. The obligations of Buyer under this Agreement shall be subject to the fulfillment on or before the Effective Date of each of the following conditions, the waiver of which shall not be effective unless consented to in writing thereto:

(a)	Seller shall have delivered to Buyer all regulatory filings, documentations, registrations, permits, licenses, certificates, variances, clearances, consents, commissions, franchises, exemptions, orders and other authorizations and approvals of the FDA or other regulatory body, related to the Technology and owned by or in the possession of Seller, including without limitation, documentation related to FDA registration, CE Mark approval, design history files and quality control information, and all correspondence related thereto.

(b)	All consents, waivers, approvals, authorizations and notices necessary for Seller to enter into this Agreement shall have been obtained and shall be in full force and effect.

11. Non-Competition. In consideration of Buyer entering into this Agreement and in order that Buyer may enjoy the full benefit of the Purchased Assets, for a period of five (5) years from the Effective Date, neither Seller nor any of its affiliates will directly or indirectly engage in a Noncompete Business anywhere in the Territory without the prior written consent of Buyer, provided that nothing herein will prevent Seller or its affiliates from owning for passive investment purposes less than two percent (2%) of the outstanding equity of a person or entity engaged in a Noncompete Business. For purposes of this Section 11, “Noncompete Business” shall mean a business in the field of non-invasive end tidal breath gas monitor medical technology.

12. Termination. Buyer may terminate this Agreement at any time by giving ten (10) days’ written notice to Seller.

13. Confidentiality. The Parties will not disclose the terms of this Agreement or any other information that is designated by any Party as confidential or which a receiving Party reasonably should know that such information is confidential. The Parties will not disclose confidential information to any third party without prior written authorization of the disclosing Party, except as may be required by law or by lawful order of any applicable government agency.

14. Notices. Any notice, demand, request or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or on the fifth (5th) day after mailing if mailed by registered or certified mail, return receipt requested, addressed as follows (or to such other address of which either of the Parties shall have notified the other Party):

To Buyer:

Capnia, Inc.

2445 Faber Place, Suite 250

Palo Alto, CA 94303

With copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn: Michael J. Danaher / Elton Satusky

To Seller:

BioMedical Drug Development Inc.

533 Bryant St. #6

Palo Alto, CA 94028

15. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California as applicable to contracts made and to be performed in that state, without regard to conflicts of laws principles.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which shall constitute one agreement

17. Assignment and Successors. Either Party may assign this Agreement at any time.

18. No Third Party Beneficiaries. Except as expressly permitted by this Agreement, nothing in this Agreement will confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

19. Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

20. Integration, Amendments, and Interpretation. This Agreement, together with its exhibits, constitutes the entire Agreement between the Parties and supersedes any prior expression of intent or agreement of the Parties with respect to the subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by either Party that is not embodied in this Agreement or in the documents referred to in this Agreement, and neither Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not set forth in this Agreement. This Agreement may not be modified or amended except by a written instrument duly executed by each of the Parties. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement. The Parties agree that no term or provision of this Agreement shall be construed against any party solely in whole or in part because that party drafted or modified that term or provision.

21. Expenses. Within two weeks of execution and delivery of this Agreement by Seller to Buyer on the Effective Date, Buyer shall reimburse the reasonable documented fees of counsel for Seller, such amount not to exceed $5,000.

22. Seller Covenant. Seller hereby covenants and agrees that it will not agreed to amend the Original Agreement without Buyer’s written consent, which consent Buyer may withhold in its sole and absolute discretion.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, in the presence of and by their respective duly authorized officers, have caused this Agreement to be made effective as of the date, set forth above.

BioMedical Drug Development Inc.		Capnia, Inc.

Signature:	/s/ George Tidmarsh	Signature:	/s/ Anish Bhatnagar, MD

Name:	George Tidmarsh	Name:	Anish Bhatnagar, MD

Title:	CEO	Title:	President

Asset Purchase Agreement

EXHIBIT 1

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT (this “Assignment”), effective as of May 11, 2010 (the “Effective Date”), is made by and between Capnia, Inc., a Delaware corporation located at 2445 Faber Place, Suite 250, Palo Alto, CA 94303 (“Assignee”) and BioMedical Drug Development Inc., a Delaware corporation located at 533 Bryant Street #6, Palo Alto, CA 94028 (“Assignor”).

WHEREAS, pursuant to an Asset Purchase Agreement dated concurrently herewith between Assignor and Assignee, Assignor agreed to sell and transfer and sold and transferred to Assignee all of Assignor’s rights, if any, title, benefit and interest in and to all inventions, granted Patents and any reissues thereof, and all applications for Letters Patent listed below:

•	PCT/US2003/19310, entitled “Breath End Tidal Gas Monitor,” filed on June 19, 2003; and

•	U.S. Patent Application No. 10/561561, entitled “Breath End Tidal Gas Monitor,” filed on December 19, 2005

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto, intending to be legally bound, agree as follows:

1. Assignor has assigned, sold and set over, and by these presents assign, sell and set over unto the Assignee, its successors, legal representatives and assigns, for the territory of the United States of America and all foreign countries, the entire rights, if any, title and interest in and to said inventions, said Patents, including the right to sue for past infringements thereof, and said applications for Letters Patent, including the right to file foreign patent applications corresponding to said applications, and the right to claim the priority date of said patent applications and any legal equivalents thereof, and any and all Letters Patent or Patents in the United States of America and all foreign countries which may be granted therefor and thereon, and to any and all divisions, continuations, and continuations-in-part of said applications, or re-issues or extensions of said Letters Patent or Patents prepared and executed by Assignor on even date herewith, the same to be held and enjoyed by the Assignee, as fully and entirely as the same would have been held by Assignor had this Assignment and sale not been made.

2. Assignor hereby covenants and agrees that Assignor will at any time upon the request and at the expense of the Assignee execute and deliver any and all papers and do all reasonable lawful acts that may be necessary or desirable to perfect the title to said inventions and to obtain Letters Patent therefor, and Assignor hereby authorizes and requests the Commissioner of Patents to issue said Letters Patent to the said Assignee in accordance with this Agreement.

3. This Assignment may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Assignment may be executed and delivered by facsimile or e-mail transmission with the same effect as if a manually signed original was personally delivered.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be made effective as of the date above as executed on the dates indicated below.

ASSIGNOR BioMedical Drug Development Inc.		ASSIGNEE: Capnia, Inc.

Signature:	/s/ George Tidmarsh	Signature:	/s/ Anish Bhatnagar, M.D.

Name:	George Tidmarsh	Name:	Anish Bhatnagar, MD

Title:	CEO	Title:	President

Date:	11 May 10	Date:	May 11, 2010

EXHIBIT 2

OTHER PURCHASED ASSETS

Hardware:

Item Description	Quantity

CoCoPuff Devices
Complete prototypes with Vreman/Crestline	14
Complete CoCoPuff prototype (St. Louis)	1
Partially complete CoCoPuff prototypes	3
CoCoPuff AC adaptors	4
CoCoPuff Nasal Cannula	250

CoCoPuff components
BCI Capnometer of unknown condition	3
Expired A5H CO sensors	4
Membrane keypad prototypes	5
CoCoPuff battery packs	18
CO Sensor Manifolds complete	3
CO Sensor manifold parts and gaskets	10
CO Sensor metal shields	21
Assembled CoCoPuff mainboard	1
LCD Displays	2
partial boxes of tygon tubing	2
Lee co LHLX0500350BB valves	16
CoCoPuff valve PCB unstuffed	13
Components for CoCoPuff enclosure	5
enclosure rubber feet	40
Misc Pneumatic and mechanical components

Test and Development Equipment and Supplies
5ppm CO reference gas cylinder	1
CO Sensor biasing fixture	1
Box of prototyping scraps - wire, tubing, mechanical	1

Other Devices
Natus CO-stat device	1
Natus CO-stat disposables	50
Biologic thermal printer and paper	1
Crestline etCO prototypes (without palm)	2
Microstream cannula	1
Respironics BiliCheck Disposables	220
Misc Cannula Engineering samples	3
Criticare Poet EtCO2 meter	1
pnumotrace sensor	1
Cardiopulminary Tech CO2 Module Evaluation Module and software	1
BCI Evaluation kit and software	1

Technical Drawings and Information:

Title	Description
Chesterfield Project	Engineering Datasheets
COCO2 Puff End-tidal Breath Analyzer	Project documents (unsigned copies) (MRD, BCD, PRS, PP, Cost, IFU, Marketing lit, Articles, Abstracts)
Neonatal Jaundice Reviews	Articles and clinical papers
Blood Gas Monitor	Articles and clinical papers
Oregon Health Science University — Clinical Data	OSHU clinical study data — raw forms
Untitled Engineering Binder	A5H CO sensor characterization studies
Chesterfield Project — Clinical Trials	Daily reports and communication (OSHU)
Biliruben Studies	Natus and related articles
Design Review	Engineering design review
COCO2 Puff “One Breath Makes a Difference”	Clinical evidence
Chesterfield Project Engineering Notebook	Engineering notebook of R. Walden 1/15/02 — 9/1/06
COCO2 Puff Clinical Sites	OHSU and Hennepin
COCO2 Puff Clinical Manual	Info and procedures for clinical studies
Chesterfield Project
Standards
Design Reviews
Hazard Analysis
SW V&V Plan
HW V&V Plan
QA Procedures
Sample Chamber Design
Enclosure Design
Schematics Revisions
Shield Design
Battery Specs
Charger Specs
Keypad Design
UL Test Reports
Bench Test Reports